Exhibit 3.1

CERTIFICATE OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
BEFORE PAYMENT OF CAPITAL
OF
TROPICANA ENTERTAINMENT INC.

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Adapted in accordance with the provisions of Section 241 and Section 245 of the General Corporation Law of the State of Delaware

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The undersigned, being the [President] of Tropicana Entertainment Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                  The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on May 11, 2009 under the name Tropicana Entertainment Inc..

SECOND:             The Board of Directors of the Corporation adopted the resolution set forth below proposing the amendment and restatement to the Certificate of Incorporation (the “Restatement”):

“RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended and restated in its entirety in accordance with the provisions of Section 241 and Section 245 of the General Corporation Law of the State of Delaware as set forth on Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).”

THIRD:                 That the Corporation has not received payment for any of its stock.

FOURTH:             The Restatement was duly adopted in accordance with Section 241 and Section 245 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation.

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IN WITNESS WHEREOF, the undersigned, does hereby certify under penalties of perjury that this Certificate of Amended and Restated Certificate of Incorporation Before Payment of Capital is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto set his hand this 5th day of March, 2010.

TROPICANA ENTERTAINMENT INC.,
a Delaware corporation

By:
Scott C. Butera

Its: Chief Executive Officer and President

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TROPICANA ENTERTAINMENT INC.

ARTICLE ONE
NAME

The name of the corporation is Tropicana Entertainment Inc. (hereinafter called the “Corporation”).

ARTICLE TWO
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR
CAPITAL STOCK

Section 1.   Authorized Shares. The total number of shares of capital stock which the Corporation has the authority to issue is one hundred ten million (110,000,000) consisting of one hundred million (100,000,000) shares of common stock, all with a par value of one cent ($0.01) per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, all with a par value of one cent ($0.01) per share (the “Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

Section 2.   Preferred Stock

(a)           The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized.

(b)           Authority is hereby vested in the Board of Directors of the Corporation (the “Board of Directors”) from time to time to authorize the issuance of one or more series of Preferred Stock and, in connection with the authorization of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the characteristics of each such series including, without limitation, the following:

(i)            the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

(ii)           whether the shares of such series shall have voting powers, full or limited, or no voting powers, and if any, the terms of such voting powers;

(iii)          the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

(iv)          whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

(v)           the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

(vi)          whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)         whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities of the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

(viii)        the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock (as defined above) or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;

(ix)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

(x)            any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Certificate of Incorporation (this “Certificate”) or any resolution of the Board of Directors pursuant hereto.

Section 3.   Common Stock

(a)           Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.  No holder of shares of Common Stock of the Corporation shall have the right to cumulate votes.

(b)           Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this Certificate and applicable law, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(c)           In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this Certificate, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

Section 4.   Non-Voting Equity Securities

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing this Certificate with the Secretary of State of the State of Delaware; provided, however, that this Section 4 of Article Four of this Certificate: (A) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIVE

[RESERVED]

ARTICLE SIX
BOARD OF DIRECTORS

Section 1.   Election.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 2.   Number.  The number of directors which constitute the entire Board of Directors shall be designed by, or in the manner provided in, the Bylaws.

ARTICLE SEVEN
BYLAW AMENDMENTS

Section 1.   Amendments by the Board of Directors.  Subject to the rights of stockholders pursuant to Article Seven, Section 2 of this Certificate to propose the adoption, amendment or repeal and/or to adopt, amend, and repeal from time to time Bylaws made by the Board of Directors, the Board of Directors may make, adopt, amend, and repeal from time to time the Bylaws and make from time to time new Bylaws of the Corporation.

Section 2.   Amendments by the Stockholders.  The Stockholders of the Corporation may, upon the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of voting stock entitled to vote thereon (i) adopt, amend or repeal the Bylaws of the Corporation, including but not limited to, those made by the Board of Directors or (ii) make new Bylaws.

ARTICLE EIGHT
SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE NINE
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The rights conferred on any director by this Article Nine shall not be exclusive of any other rights which any director may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or otherwise.  This Article Nine shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than the directors of the Corporation

ARTICLE TEN
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.  To be effective, any amendment, alteration, change or repeal made to this Certificate must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of voting stock entitled to vote, except for Section 4 of Article Four of this Certificate which shall require the affirmative vote of at least a majority of the issued and outstanding shares of voting stock entitled to vote.

ARTICLE ELEVEN
NOTICES

All notices referred to herein shall be in writing or electronic transmission, shall be delivered personally, by courier, facsimile, electronic transmission or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered, sent, transmitted or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE TWELVE
REGULATORY MATTERS

Section 1.   Definitions. For purposes of this Article Twelve, the following terms shall have the meanings specified below:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Affiliated Companies” shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

“Board Member” shall mean any Person who is serving as a member of the Board of Directors.

“Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.

“Gaming Authorities” shall mean all Governmental Authorities with authority over Gaming within any Gaming Jurisdiction, and shall include all Liquor Authorities.

“Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

“Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, all orders, decrees, rules and regulations over Gaming promulgated by such Gaming Authority thereunder, all written and unwritten policies of the Gaming Authorities, and all interpretations by the Gaming Authorities of laws, statutes, ordinances, rules and regulations.

“Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

“Governmental Authority” shall mean any government or any agency, public or regulatory authority, licensing body, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, tribal, state, regional, local or municipal.

“Liquor Authorities” shall mean all Governmental Authorities with regulatory and licensing authority over the sale or service of alcoholic beverages within any Gaming Jurisdiction.

“Liquor Laws” shall mean all laws, statutes and ordinances pursuant to which any Governmental Authority possesses regulatory and licensing authority over the sale or service of alcoholic beverages within any Gaming Jurisdiction, all rules and regulations promulgated by such Governmental Authority thereunder, all written and unwritten policies of the Liquor Authorities, and all interpretations by the Liquor Authorities of laws, statutes, ordinances, rules and regulations.

“Liquor License” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Liquor Authority necessary for or relating to the sale or service of alcoholic beverages within any Gaming Jurisdiction.

“Ownership or Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, now or hereafter amended, (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of the voting securities of the Corporation, and/or (iv) definitions of ownership or control under applicable Gaming Laws.

“Person” shall mean an/a individual, partnership, corporation, limited liability company, trust or any other entity.

“Redemption Date” shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by an Unsuitable Person are to be redeemed by the Corporation.

“Redemption Notice” shall mean that notice of redemption sent by the Corporation to an Unsuitable Person (or an Affiliate thereof) if (x) a Gaming Authority requires the Corporation, or (y) the Board of Directors, in its discretion and based on reasonably verifiable information or information received from a Gaming Authority, deems it necessary or advisable, to redeem such Unsuitable Person’s Securities. Each Redemption Notice shall set forth: (i) the Redemption Date; (ii) the number of shares of Common Stock or other Securities to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where certificates for such Securities shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” shall mean the per share price for the redemption of any Securities of the Corporation to be redeemed pursuant to this Article Twelve, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the Board of Directors (which may include, in the Corporation’s discretion, the original purchase price per share of the securities); provided, however, the Redemption Price, unless the Gaming Authority requires otherwise, shall in no event exceed (i) the closing prices of such Security’s sales on all domestic securities exchanges on which such security may at the time be listed on the date the Redemption Notice is sent to the Unsuitable Person by the Corporation, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or (ii) if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System, or (iii) if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system, or (iv) the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, or (v) if the shares are not quoted by any recognized reporting system, then the fair value thereof, as determined in good faith and in the reasonable discretion of the Board of Directors. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Corporation elects, provided, that in the event the Corporation elects to pay all or a portion of the Redemption Price with a promissory note, such promissory note shall have a term of three (3) years, bear interest at a rate equal to 3% per annum and amortize in thirty-six (36) equal monthly installments.

“Securities” shall mean the capital stock or other securities of or interests in the Corporation and any Affiliated Companies.

“Transfer” shall mean the sale and every other method, direct or indirect, of disposing of or parting with the Securities of the Corporation or with an interest therein, or with the possession thereof, or of fixing a lien upon the Securities of the Corporation or upon an interest therein, absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security or otherwise.

“Unsuitable Director” shall mean any Board Member (i) who, in the discretion of the Board of Directors, based on reasonably verifiable information or information received from a Gaming Authority, is deemed likely to preclude or materially delay, impede, impair or jeopardize the Corporation or any Affiliated Company’s application for or ability to obtain, right to the use of or ability to reinstate or retain any Gaming License, or to result in the imposition of materially burdensome terms of or conditions on any Gaming License; (ii) who fails or refuses to fulfill its obligations as provided in Section 6 below in a timely manner; or (iii) who otherwise fails or refuses to obtain any required Gaming License or Liquor License

“Unsuitable Person” shall mean a Person who Owns or Controls any Securities of the Corporation or any securities of or interest in any Affiliated Company (i) that is determined by a Gaming Authority, or that has been notified by the staff of a Gaming Authority that it will recommend that the Gaming Authority determine the Person to be, unsuitable, unqualified or disqualified to Own or Control such Securities or unsuitable to be connected with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (ii) who, in the discretion of the Board of Directors, based on reasonably verifiable information or information received from a Gaming Authority, is deemed likely to preclude or materially delay, impede, impair or jeopardize the Corporation’s or any Affiliated Company’s application for or ability to obtain, right to the use of or ability to reinstate or retain any Gaming License, or to result in the imposition of materially burdensome terms of or conditions on any Gaming License.

Section 2.   Ownership Restriction.  No Person may become the Owner of five percent (5%) or more of any class of the Corporation’s Securities unless such Person agrees in writing delivered to the Corporation at its registered office to:

(a)           provide to the Gaming Authorities (in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies either conduct Gaming Activities or have a pending gaming application) information regarding such Person, including without limitation, information regarding other Gaming Activities of such Person and financial statements and disclosures, in such form, and with such updates, as may be requested or required by any Gaming Authority;

(b)           respond to written or oral questions and inquiries that may be propounded by any Gaming Authority (in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies either conduct Gaming Activities or have a pending gaming application); and

(c)           consent to the performance of any personal background investigation that may be required by any Gaming Authority (in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies either conduct Gaming Activities or have a pending gaming application), including, without limitation, an investigation of any criminal record and/or alleged criminal activity of such Person.

Any purported Transfer of Securities in violation of this Section 2 shall be void ab initio.

The proposed transferee (in violation of this Section 2) shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the Securities that were the subject of such attempted Transfer.  Any Securities attempted to be Transferred in violation of this Section 2, shall continue to be registered in the name of the purported transferor.

So long as this Section 2 is in effect, each certificate evidencing Securities and each certificate issued in exchange for, or upon Transfer of, any Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE CORPORATION’S CERTIFICATE OF INCORPORATION (THE “CHARTER”) INCLUDES, AMONG OTHER THINGS, TRANSFER RESTRICTIONS ON, AND OBLIGATIONS WITH RESPECT TO, THE SECURITIES OF THE CORPORATION.  THE CHARTER RESTRICTS TRANSFERS THAT WOULD RESULT IN A PERSON OWNING 5% OR MORE OF THE SECURITIES, SUBJECT TO CERTAIN EXCEPTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CHARTER, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS AND OBLIGATIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

Section 3.   Compliance with Gaming Laws and Liquor Laws.  All Securities of the Corporation shall be held subject to the requirements of the applicable Gaming Laws and Liquor Laws, in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies conduct Gaming Activities, including any requirement that (i) the holder file applications for Gaming Licenses with, or provide information to, applicable Gaming Authorities, or (ii) any Transfer of such Securities may be subject to prior approval by Gaming Authorities and/or the Corporation, and any Transfer of Securities of the Corporation in violation of any such approval requirement shall not be permitted and the purported Transfer shall be void ab initio.

Section 4.   Finding of Unsuitability.

(a)           The Securities of the Corporation Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation, out of assets legally available therefor, by appropriate action of the Board of Directors, (x) to the extent required by the Gaming Authority making the determination of unsuitability or (y) to the extent the Board of Directors, in its discretion and based on reasonably verifiable information or information received from a Gaming Authority, deems it necessary or advisable.  If a Gaming Authority requires the Corporation, or the Board of Directors in its discretion and based on reasonably verifiable information or information received from a Gaming Authority, deems it necessary or advisable, to redeem such Securities, the Corporation shall send a Redemption Notice to the Unsuitable Person or its Affiliate and shall purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice.  Subject to last sentence of this Section 4(a), upon the date on which a Redemption Notice has been sent to an Unsuitable Person, or an Affiliate of an Unsuitable Person, and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the Redemption Price upon delivery of such Securities to the Corporation, such Securities called for redemption shall not be deemed outstanding for any purpose and all rights of the holder of such Securities, as such, except the right to receive the Redemption Price in respect of the Securities so redeemed, shall cease.  The Unsuitable Person or its Affiliate, as the case shall be, shall surrender the certificates for any Securities to be redeemed in accordance with the requirements of the Redemption Notice.  Unless otherwise required by any Gaming Authority or any applicable Gaming Laws or Liquor Laws in any Gaming Jurisdiction in which the Corporation or any Affiliated Companies either conduct Gaming Activities or have a pending gaming application, a redemption will not be effective upon delivery of a Redemption Notice, but rather will become effective forty-five (45) calendar days following the date upon which such Redemption Notice is sent (without regard to the method such Redemption Notice is sent), unless prior to the expiration of such forty-five day period, the Unsuitable Person should have sold its Securities to a Person that is not an Unsuitable Person, in which case, (i) such Redemption Notice will only apply to those Securities that have not been sold by the selling Unsuitable Person and (ii) commencing as of the date of such sale, the Securities sold by the selling Unsuitable Person shall be deemed outstanding for all purposes, and the purchaser of such Securities shall have all of the rights of a Person that is not an Unsuitable Person.

(b)           Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability on the Corporation or any Affiliated Company or the Corporation or any Affiliated Company loses or is threatened with the loss, suspension, condition or adverse modification of a Gaming License or Liquor License, in either case relating to the Ownership or Control of the Securities of the Corporation by an Unsuitable Person or an Affiliate of an Unsuitable Person, and until such Securities are Owned or Controlled by Persons found by such Gaming Authority to be suitable to own them, it shall be unlawful for the Unsuitable Person or any Affiliate of an Unsuitable Person to: (i) receive any dividend, payment, distribution or interest with regard to the Securities; (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the shares of Securities entitled to vote; (iii) receive any remuneration or economic benefit in any form from the Corporation or an Affiliated Company for services rendered or otherwise; or (iv) continue in an ownership or economic interest in, or remain as a manager, officer, director or partner of,  the Company or any Affiliated Company.

Section 5.   Issuance and Transfer of Shares of Securities. Neither the Corporation nor any other Person shall issue or Transfer any Securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws. The issuance or Transfer of any Securities in violation thereof shall be ineffective until such time as (i) the Corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities, or (ii) the applicable Gaming Authorities shall, by affirmative action, validate said issuance or Transfer or waive any defect in said issuance or Transfer.

Section 6.   Board Member Obligations. Every Board Member will: (i) provide to any Gaming Authority information regarding such Board Member, including without limitation thereof, information regarding other Gaming Activities of such Board Member and financial statements, in such form, and with such updates, as may be required by such Gaming Authority to determine such Board Member’s suitability to serve as a Board Member; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Board Member; and (iv) if required by any Gaming Authority, apply for and obtain all appropriate licenses, permits or approvals as required by a Gaming Authority.  Any Board Member who fails to comply with this Section 6 shall cease to qualify as a director and, upon such disqualification, shall cease to be a director.

Section 7.   Unsuitable Directors. Notwithstanding anything to the contrary contained in this Certificate, any Board Member who is determined by the Board of Directors to be an Unsuitable Director shall automatically and immediately cease to qualify as a Board Member and, upon such disqualification, shall cease to be a Board Member.

Section 8.   Indenture Restrictions. The Corporation shall cause to be placed in every indenture or other operative document relating to publicly traded securities (other than Common Stock) of the Corporation a provision on such specific terms as may be approved by the Board of Directors requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture or other document and is found to be unsuitable to hold such interest shall have the interest redeemed or shall dispose of the interest in the

Corporation in the manner and on the terms set forth in the indenture or other document.  Any such provision as is approved by the Board of Directors shall be conclusively and irrefutably deemed for all purposes to satisfy the requirement of this Section 8 and any Person may rely on the foregoing for any purpose, including, but not limited to, for the purpose of rendering any legal opinion.

Section 9.   Notices.  All notices given by the Corporation pursuant to this Article Twelve, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service or facsimile, overnight courier or first class mail, postage prepaid, to the Person’s address as shown on the Corporation’s books and records.

Section 10. Indemnification.  Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all costs, including attorney’s fees, losses and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of Securities, the failure to comply with the provisions of this Article Twelve, or failure to divest itself of any Securities in the Corporation when required to do so by Gaming Laws or this Article Twelve.

Section 11. Fiduciary Obligations; Contractual Arrangements; Etc.  Nothing contained in this Article Twelve shall be construed to: (i) relieve any Unsuitable Person (or Affiliate of such Person) from any fiduciary obligation imposed by law, (ii) prohibit or affect any contractual arrangement which the Corporation may make from time to time with any holder of Securities of the Corporation to purchase all or any part of any other Securities held by them, or (iii) be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of Securities with respect to the subject matter of this Article Twelve.

Section 12. Injunctive Relief.  The Corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article Twelve and each holder of the Common Stock of the Corporation shall be deemed to have acknowledged, by acquiring the Common Stock of the Corporation, that the failure to comply with this Article Twelve will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article Twelve.

Section 13. Legend.  The restrictions set forth in this Article Twelve shall be noted conspicuously on any certificate representing Securities of the Corporation in accordance with the requirements of the DGCL and applicable Gaming Laws.

Section 14. Required New Jersey Charter Provisions

(a)           Notwithstanding anything to the contrary contained in this Certificate, this Certificate shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., as amended and as may hereafter be amended from time to time (the “New Jersey Casino Control Act”) and to the extent that anything contained herein or in the Bylaws of the Corporation is inconsistent with the New Jersey Casino Control Act, the provisions of such Act shall govern.  All provisions of the New Jersey Casino Control Act, to the extent required by law to be stated in this Certificate, are herewith incorporated by reference.

(b)           This Certificate shall be generally subject to the provisions of the New Jersey Casino Control Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Section 82(d)(7) of the New Jersey Casino Control Act, the Securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Commission pursuant to the provisions of the New Jersey Casino Control Act, the holder must dispose of the Securities of the Corporation in accordance with Section 4 of this Article Twelve.  Commencing on the date the New Jersey Commission serves notice upon the Corporation of the determination of disqualification of the holder, it shall be unlawful for the holder: (i) to receive any dividends or interest upon the holder’s Securities; (ii) to exercise, directly or through any trustee or nominee, any right conferred by the holder’s Securities; or (iii) to receive any remuneration in any form from the Corporation or any subsidiary of the Corporation for services rendered or otherwise.

(c)           Any proposed new director or officer required to qualify pursuant to the New Jersey Casino Control Act by virtue of his or her position with the Corporation, shall not exercise any powers of the office to which the director or officer is elected or appointed until the director or officer is found qualified by the New Jersey Commission in accordance with the New Jersey Casino Control Act or the New Jersey Commission permits the director or officer to perform duties and exercise powers relating to the position pending qualification, with the understanding that, in accordance with Section 7 of this Article Twelve, the director or officer will be immediately removed from the position if the New Jersey Commission determines that there is reasonable cause to believe that the director or officer may not be qualified.

Section 15. Required Indiana Charter Provisions

(a)           The Corporation shall not issue five percent (5%) or greater of any voting Securities to a Person except in accordance with the provisions of the Indiana Riverboat Gambling Act (IC 4-33) and the rules promulgated thereunder (68 IAC). The issuance of any voting Securities in violation thereof shall be void and such voting Securities shall be deemed not to be issued and outstanding until one (1) of the following occurs:

(i)            The Corporation shall cease to be subject to the jurisdiction of the Indiana Gaming Commission.

(ii)           The Indiana Gaming Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

(b)           No voting Securities issued by the Corporation and no interest, claim, or charge of five percent (5%) or greater therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Indiana Riverboat Gambling Act (IC 4-33) and rules promulgated thereunder (68 IAC). Any transfer in violation thereof shall be void until one (1) of the following occurs:

(i)            The Corporation shall cease to be subject to the jurisdiction of the Indiana Gaming Commission.

(ii)           The Indiana Gaming Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

(c)           If the Indiana Gaming Commission at any time determines that a holder of voting Securities of this Corporation shall be denied the application for transfer, then the issuer of such voting Securities may, within thirty (30) days after the denial, purchase such voting Securities of such denied applicant at the lesser of:

(i)            the market price of the ownership interest; or

(ii)           the price at which the applicant purchased the ownership interest;

unless such voting Securities are transferred to a suitable Person (as determined by the commission) within thirty (30) days after the denial of the application for transfer of ownership.

(d)           Until such voting Securities are owned by Persons found by the commission to be suitable to own them, the following restrictions must be followed:

(i)            The Corporation shall not be required or permitted to pay any dividend or interest with regard to the voting Securities.

(ii)           The holder of such voting Securities shall not be entitled to vote on any matter as the holder of the voting Securities, and such voting Securities shall not for any purposes be included in the voting Securities of the Corporation entitled to vote.

(iii)          The Corporation shall not pay any remuneration in any form to the holder of the voting Securities as provided in this paragraph.

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